Exhibit 10.1
CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.
The Coca-Cola Company
Coca-Cola Plaza
Atlanta, Georgia

ADDRESS REPLY TO
P.O. BOX 1734
ATLANTA, GA
404 676-2121
March 10, 2008
Mr. Henry W. Flint
Vice-Chairman of the Board of Directors
Coca-Cola Bottling Company Consolidated
4100 Coca-Cola Plaza
Charlotte, NC 28211-3481

Re:	TCCC/CCBCC/ByB Brand Innovation and Distribution Collaboration Agreement
Dear Hank:
As set forth in our August 29, 2007 Letter Agreement, TCCC and CCBCC have agreed to a new holistic collaborative framework for the TCCC-CCBCC business relationship. In consideration of significant TCCC financial and other commitments to CCBCC as provided for in that Letter Agreement, CCBCC has agreed to enter into a beverage brand innovation and distribution collaboration arrangement with TCCC. This arrangement is intended and designed to increase the likelihood of the commercial success of both TCCC and CCBCC in regards to innovative brand and product ideas. We are very excited about the prospects of this opportunity.
This Letter Agreement on brand innovation and distribution collaboration expands on Part IV of the August 29, 2007 Letter Agreement and governs the brand relationship contemplated by the August 29, 2007 Letter Agreement until mutually terminated by both parties in writing.
Covered CCBCC and ByB Brands
All existing non-alcoholic beverage brands owned by CCBCC or ByB and all brands owned by such entities on and following the date of this Agreement (“Developed Brands”) are covered within the scope of this Agreement with the exception of the Cinnabon® Premium Lattes brand (and all line extensions and other products under the Cinnabon® trade name), for which ByB is a licensee. CCBCC and ByB agree to consider in good faith whether and under what terms it could include the Cinnabon® brand within the scope of this Agreement, but there is no obligation to do so.
It is expressly acknowledged and understood that the development, ownership and introduction of brands by CCBCC or BYB pursuant to the August 29, 2007 Letter Agreement and this Letter Agreement are not otherwise prohibited by the Focus and Commitment Letter dated August 28, 2007. It is further understood, however, that the Focus and Commitment Letter does specifically prohibit CCBCC and BYB from distributing any new third party brands through August 31, 2010, unless otherwise provided therein or otherwise agreed to by TCCC, but that the Developed Brands are not considered to be third party brands for that purpose.
This Agreement does not in any manner govern, subordinate, interfere with, or otherwise affect CCBCC’s merchandising and marketing of current or future TCCC brands. CCBCC’s actions in respect to such TCCC brands will be solely governed by existing and future contractual obligations and past business practices relating to those brands.
Ownership of Developed Brands
CCBCC and ByB own and will continue to own each Developed Brand and sufficient rights to use the applicable formula in connection therewith until such time that ownership of such brand is transferred to TCCC or a third party as contemplated by this Agreement.
Nothing contained in this Agreement shall be deemed or construed to impose any limitations upon the manner in which CCBCC or ByB deals with existing or future licensors, licensees, distributors, or manufacturers with respect to Developed Brands to the extent they remain owned by CCBCC or ByB. Notwithstanding, CCBCC expressly agrees not to distribute or license Developed Brands to or through Pepsico or any Pepsico Bottler.
TCCC Purchase Option for Developed Brands
To facilitate CCBCC’s and ByB’s comfort in investing in brand and product innovation and distribution, they grant to TCCC, and TCCC accepts, the option to purchase Developed Brands in accordance with the following processes, terms, and conditions:
CCBCC and ByB agree to notify TCCC, in writing and on a brand by brand basis, within thirty (30) business days following the earlier occurrence of either:
(a) such Developed Brand achieving $50MM Net Operating Revenue in any consecutive twelve month period (continual rolling twelve month periods), or
(b) the later of (i) the fifth anniversary of the date of this Letter Agreement, or (ii) the fifth year anniversary of the first wholesale or retail sale of such Developed Brand by either CCBCC, ByB, or any of their distributors or licensees that is followed by at least six consecutive months of sales of such Developed Brand that generate a minimum of $250,000 in Net Operating Revenue for such six month period.
For purposes of this Agreement, “Net Operating Revenue” with respect to any Developed Brand is defined as all billings to customers at agreed-upon prices for products of that Developed Brand shipped by the owner of such Developed Brand to such customers, less all royalties, pricing allowances, rebates, discounts, product returns and cooperative marketing program costs applicable to such Developed Brand; provided, that in the case of billings by ByB to CCBCC, or by TCCC to any of its affiliates after it has acquired the Developed Brand, “agreed upon prices” shall generally represent the lowest price charged to external customers for such products.
Within two (2) years after its receipt of such notice, TCCC may, by giving written notice thereof to CCBCC, exercise an option to purchase the Developed Brand that is the subject of such written notice. CCBCC and ByB agree not to offer or sell to any third party any Developed Brand in any period prior to the expiration of the two year period that commences upon the provision of written notice to TCCC as contemplated above.
Upon TCCC’s election to purchase a Developed Brand, CCBCC shall select one of the following two purchase price options:
     (a) [***], or
     (b) [***].
If TCCC subsequently transfers ownership of any purchased Developed Brand to a third party, TCCC and CCBCC will mutually agree to determine in good faith a mechanism for continuation of the royalty or payment to compensate CCBCC for future royalty lost as a result of such sale.
To the extent TCCC for any reason fails to exercise a purchase option for a Developed Brand within the time permitted, CCBCC/ByB may, if it so chooses, engage in discussions with third parties with respect to the sale of such Developed Brand. However, CCBCC/ByB agree to give TCCC prompt written notice upon their receipt of a bona-fide non-binding proposal or letter of intent or firm offer from any third party to purchase any Developed Brand. TCCC will have thirty (30) days following the receipt of such bona-fide offer notice from CCBCC/ByB to agree, by written notice to CCBCC/ByB of its agreement to do so, to purchase the Developed Brand on the identical terms and conditions as the third party offer. If TCCC does not match the third party offer within such thirty (30) day period, CCBCC/ByB shall be free to accept such offer.
In conjunction with TCCC’s purchase of any Developed Brand, CCBCC/ByB agree to pay, or to expressly undertake to pay as and when due, all amounts accrued under any and all open third party accounts and agreements through the time of such purchase (including amounts coming due by reason of such purchase) with respect to any remaining brand acquisition costs or to the prior development, production, marketing or distribution of such Developed Brand (other than distribution contract termination costs, which are provided for below). TCCC will assume all obligations accruing from and after its purchase of such Developed Brand under all agreements entered into by CCBCC or ByB with third parties with respect to the production, marketing or distribution of such Developed Brand. To the extent TCCC, CCBCC, or ByB incur distribution contract termination costs in connection with or within the twelve (12) months following TCCC’s purchase of a Developed Brand, or any longer period to the extent that certain distribution contracts cannot be terminated within twelve months, TCCC and CCBCC will split such termination costs on a 50/50 basis.
TCCC, CCBCC and ByB agree to document and complete all Developed Brand transfer transactions contemplated hereby as soon as practicable following agreement to do so, and in any event within sixty (60) days after TCCC’s election to purchase such Developed Brand.
TCCC System Distribution of Developed Brands
ByB may, with TCCC’s written consent, sell in wholesale quantities Developed Brands to Bottlers of the Coca-Cola System under terms and conditions that may be mutually agreed upon between TCCC, ByB, and the Bottlers. This consent obligation does not apply to any bottling or distribution territory assigned to CCBCC by TCCC. TCCC, CCBCC and ByB agree that TCCC’s consent may be conditioned upon such economic arrangements, including a coordination fee or other value provided to TCCC, as may be mutually agreeable to TCCC, CCBCC and ByB.
Formation of TCCC/ByB Innovative Brand Development Council
It is imperative to the success of this collaboration and to competitive and effective current and future brand distribution that there is ongoing collaboration among the parties with respect to CCBCC/ByB brand development and opportunities. To that end, beginning in 2008, ByB agrees to form an Innovative Brand Development Council, the membership of which will include at least two mutually acceptable TCCC-appointed participants and at least two mutually acceptable CCBCC-appointed participants. While TCCC representatives will have no role in the management of Developed Brands while owned by CCBCC/ByB, they will be provided access to sufficient information regarding Developed Brands to enable TCCC to make informed brand purchase and System distribution decisions. The scope and content of such information regarding Developed Brands will be determined by mutual agreement of TCCC and CCBCC. The Council will formally meet no less than two (2) times per year.
TCCC, CCBCC and ByB agree to hold the terms of this Agreement and all related information exchanges as highly confidential except to the extent that such information is required to be disclosed per SEC or other governmental laws or regulations and to the extent disclosure is reasonably necessary for such party to perform its obligations hereunder or exercise its rights hereunder or with respect to the Developed Brands. Each of TCCC and CCBCC agrees that, prior to its first public disclosure of the terms of this Agreement, it will, with no less than ten (10) days notice (unless the circumstances requiring such public disclosure do not permit at least ten days notice, in which case such party will provide such prior notice to the other party as is reasonably practicable under the circumstances), notify the other party of its intention to make such public disclosure and give the other party the opportunity to comment on the content of such disclosure.

Acknowledged and Agreed:

/s/ Gray Lindsey Gray Lindsey
Senior Vice-President,
Business Development

Acknowledged and Agreed:

/s/ Henry W. Flint Henry W. Flint
Vice-Chairman

c:	Bill Elmore
Frank Harrison
J.A.M. Douglas
Melody Justice
Steve Westphal